                                                              Exhibit (d)(xviii)

                    AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

      This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of January 23, 2006 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and LORD, ABBETT & CO. LLC (the "Subadviser").

                                   WITNESSETH:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 12, 1999, as amended (the "Subadvisory Agreement"), with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the fees with respect to the equity sleeve of the Balanced Component for the Multi-Managed Growth, Multi-Managed Moderate Growth, Multi-Managed Income/Equity and Multi-Managed Income Portfolios of Seasons Series Trust (together, the "Seasons Multi-Managed Portfolios"). Schedule A is also attached hereto.

                                                                Fee Rate
                                                        (as a percentage of the
                                                       average daily net assets
                                                        the Subadviser manages
Portfolio(s)                                               in the portfolio)
------------                                           ------------------------
Multi-Managed Growth Portfolio                               [Confidential]

Multi-Managed Moderate Growth Portfolio                      [Confidential]

Multi-Managed Income/Equity Portfolio                        [Confidential]

Multi-Managed Income Portfolio                               [Confidential]

      Subadviser shall manage the assets of the equity sleeve of the Balanced Component for the Seasons Multi-Managed Portfolios. Subadviser shall be paid a composite fee based on the aggregate assets it manages for the equity sleeve of the Balanced Component for the Seasons Multi-Managed Portfolios.

      2. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      3. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

      4. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.             LORD, ABBETT & CO. LLC

By: /s/ PETER A. HARBECK                          By: /s/ LAWRENCE H. KAPLAN
    --------------------                              -------------------------
Name:  Peter A. Harbeck                           Name:  Lawrence H. Kaplan
Title: President and Chief Executive Officer      Title: Member

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